UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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(Rule 14a-101)
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WEX INC.
(Name of Registrant as Specified In Its Charter)
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WEX INC.
April 18, 2014

Dear Fellow Stockholders,

You are invited to attend the WEX Inc. 2014 annual meeting of stockholders. The meeting will be held on Friday, May 16, 2014, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106.

At the meeting we will:

•	elect four directors for three-year terms

•	conduct an advisory vote on executive compensation

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014

•	consider any other business properly coming before the meeting
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in "street name," that is, held for your account by a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.

On behalf of the Board of Directors and the employees of WEX Inc., we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Melissa D. Smith
PRESIDENT AND CHIEF EXECUTIVE OFFICER

WEX INC.
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
April 18, 2014
The 2014 annual meeting of stockholders of WEX Inc. will be held on Friday, May 16, 2014, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106. At the meeting we will:

•	elect four directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2014:

The proxy statement and annual report to stockholders are available on our investor relations webpage at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Stockholders who owned shares of our common stock at the close of business on March 18, 2014 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. Stockholders that owned stock in “street name” as of such date must present proof of beneficial ownership to attend the meeting and must obtain a legal proxy from their bank, broker or other nominee to vote at the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

i

This proxy statement describes the proposals on which you may vote as a stockholder of WEX Inc. It contains important information to consider when voting.
The Company’s board of directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 23, 2014.
Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES
Stockholders who owned the Company’s common stock at the close of business on March 18, 2014, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 38,850,251 shares of common stock outstanding on the record date.
How do I vote?

•	You may vote by mail if you hold your shares in your own name
You do this by completing, signing and dating your proxy card and mailing it in the enclosed prepaid and addressed envelope

•	You may vote in person at the meeting
We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in “street name,” you must request a proxy from your bank, broker or other nominee in order to vote at the meeting. Holding shares in street name means you hold them through a bank, broker or other nominee, and as a result, the shares are not held in your individual name but through someone else.
If you hold your shares in "street name," you should follow the instructions provided by your bank, broker or other nominee, which may include instructions regarding your ability to vote by telephone or through the Internet.
How do I vote my shares held in the WEX Inc. Employee Savings Plan?
If you participate in our WEX Inc. Employee Savings Plan, commonly referred to as the "401(k) Plan," shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted by the trustee in accordance with your instruction, if it is received by May 13, 2014. Otherwise, if you do not provide instruction by such date, the share equivalents credited to your account will not be voted by the trustee.
Please refer to the "Information about Voting Procedures" section.

PROPOSALS TO VOTE ON

ITEM 1.	ELECTION OF DIRECTORS
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms are expiring.
Our nominees for director this year are:

•	Michael E. Dubyak

•	Eric Duprat

•	Ronald T. Maheu

•	Rowland T. Moriarty
Each nominee is presently a director of the Company and has consented to serve a new three-year term.
We recommend a vote FOR these nominees.

ITEM 2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under "Executive Compensation," whom we refer to as our "named executive officers" or "NEOs," as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or Exchange Act.
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. The "Executive Compensation" section of this proxy statement including "Compensation Discussion and Analysis," describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2013.
In 2013, we delivered solid top- and bottom-line growth, added approximately 700,000 new fleet cards globally, grew our virtual business spend volume by over 20% and broadened our international reach through customer signings. Total revenue grew 15% while adjusted net income, a key non-GAAP metric used as a performance goal in our compensation program1, increased 10% to $4.45 per diluted share in 2013 from $4.06 in 2012. The combined achievement under the short-term incentive program, or "STIP," resulted in the NEOs receiving STIP payments averaging 123% of target. As a result of the STIP payments, our NEOs total cash compensation, on average, approximated the 60th percentile of the market data provided by our consultants. This compensation is generally consistent with our overall business performance for 2013, which was in the top quartile for revenue and net income growth and approximated the 27th percentile for total shareholder return compared to our peer group.
WEX’s philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. Features of our executive compensation program include:

•	Executives are subject to robust stock ownership guidelines

•	Our equity plans prohibit repricing and backdating

•
Cash severance payments are payable under executive change in control severance agreements only on a "double trigger" basis (in other words, it is payable only upon both a change in control and a qualifying termination of employment)

•
We do not provide tax gross-ups on new or materially modified change in control severance agreements. Among our Named Executive Officers, only Mr. Dubyak is currently eligible for a tax gross up in the event of a change in control

•	The Compensation Committee hires its own independent compensation consultant

1Please refer to Compensation Discussion and Analysis for an explanation of adjusted net income and refer to note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 (pages 89-91) for a reconciliation to net income.

•
Financial metrics are set for the incentive plans early in the year with a view towards aligning the interest of our executives with the interests of our shareholders and ensuring that such goals are sufficiently challenging but maintain our focus on key corporate initiatives which are intended to drive stockholder value

•	We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock

•	A risk assessment of compensation plans is reviewed by the Compensation Committee annually
The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to WEX Inc.’s named executive officers, as disclosed in accordance with the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board (or any committee of the Board), create or imply any change to the fiduciary duties of the Company or the Board (or any committee of the Board), or create or imply any additional fiduciary duties for the Company or the Board (or any committee of the Board). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board has decided that the Company will hold an annual advisory vote on the compensation of our named executive officers.
We recommend a vote FOR approval of the compensation of our named executive officers.

ITEM 3.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014
The Audit Committee of the Board has selected Deloitte & Touche LLP, or "D&T," as the independent registered public accounting firm for the Company’s fiscal year 2014. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.
If this proposal is not approved by our stockholders at the 2014 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.
We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS
We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy, then, Melissa D. Smith or Steven A. Elder will vote your shares on those matters according to her or his best judgment.

THE BOARD OF DIRECTORS
BOARD LEADERSHIP
Our Board is led by our Executive Chairman, Mr. Dubyak. On May 1, 2013, the Company announced a management transition plan in accordance with the Board’s succession planning process. As part of that plan, effective January 1, 2014, Mr. Dubyak resigned as Chief Executive Officer and continues to serve as a director of the Company and as Chairman of the Board in the newly created, non-officer role of "Executive Chairman." The Executive Chairman leads all meetings of the Board at which he is present, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Executive Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed by the Board.
Our Board decided to separate the roles of the Chairman and Chief Executive Officer because it believes that leadership structure presently offers the following benefits:
•Enhances our Board's objective evaluation of our Chief Executive Officer
•Frees the Chief Executive Officer to focus on the Company's operations instead of Board administration
•Provides the Chief Executive Officer with an experienced sounding Board
•Provides greater opportunities for communication between shareholders and our Board
In addition to our Executive Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs meetings of the independent directors in executive session and chairs any meetings at which the Executive Chairman is not present. In addition, he facilitates communications between other members of the Board and the Executive Chairman. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors.
THE BOARD’S ROLE IN RISK OVERSIGHT
Our Board oversees our risk management processes directly, and through a risk management program overseen by the Company’s Senior Vice President, General Counsel and Corporate Secretary, who reports directly to the Chief Executive Officer. Risks are identified and prioritized by our management, and a report of those risks is presented to the full Board on a quarterly basis. In general, our Board oversees risk management activities relating to business strategy, operations, financial and legal hazard risks; our Audit Committee oversees the process by which risks are managed and reported to the Board, as well as activities related to financial controls and legal and corporate compliance; and, our Compensation Committee oversees risks related to our compensation programs. Risks may also be delegated to other committees of the Board as appropriate, based upon the nature of any particular risk.

MEMBERS OF THE BOARD OF DIRECTORS

George L. McTavish Age 72 Class I Director Since 2005 Term Expires 2015
From October 2004 until his retirement in October 2012, Mr. McTavish served as the Chairman and Chief Executive Officer of Source Medical Corporation, an outpatient information solutions and service provider for ambulatory surgery centers and rehabilitation clinics. Before joining Source Medical, Mr. McTavish served as Chairman and Chief Executive Officer of BenView Capital, a private investment company, from December 2001 to October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was Chairman and Chief Executive Officer of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata Corporation by Ceridian Corporation in 1995, he was also named as an Executive Vice President of Ceridian. He had joined Comdata after serving as Chairman and Chief Executive Officer of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is also a member of the boards of directors of several private businesses.

The Board concluded that Mr. McTavish is well suited to serve as a director of the Company because of his experience as the Chairman and CEO of an information services company and experience as the CEO of several large organizations.

Regina O. Sommer Age 56 Class I Director Since 2005 Term Expires 2015
Since March 2005, Ms. Sommer has been a financial and business consultant. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers. Ms. Sommer served on the Board of SoundBite Communications, Inc., from 2006 until May 2012, where she was the chair of the Audit Committee and a member of the Compensation Committee. In addition, she has sat on the board of Insulet Corporation since 2008, a publicly held provider of an insulin infusion system for people with insulin-dependent diabetes. She also serves on Insulet’s Audit Committee and is the chair of the Nominating Committee. Ms. Sommer also sat on the Board of ING Direct from January 2008 until February 2012, and served as a member of the Audit, Risk Oversight & Investment and the Governance & Conduct Review Committees.

The Board concluded that Ms. Sommer is well suited to serve as a director of the Company because of her past experience as the Chief Financial Officer of two publicly-traded companies. In addition, she brings significant financial expertise across a broad range of industries relevant to the Company’s business, including banking, software development and auditing.

Jack VanWoerkom Age 60 Class I Director Since 2005 Term Expires 2015
Mr. VanWoerkom was employed by The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary from June 2007 until his retirement in June 2011. Previously, Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2004 to June 2007. Before that, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples from March 1999 to March 2004.

The Board concluded that Mr. VanWoerkom is well suited to serve as a director of the Company because of his experience with international operations, corporate governance and corporate transactions.
Shikhar Ghosh Age 56 Class II Director Since 2005 Term Expires 2016
Since August 2008, Mr. Ghosh has been a Professor in the Entrepreneurial Management Unit of Harvard Business School. Mr. Ghosh is also currently the Chairman of two venture-backed companies, Rave Mobile Safety and Skyhook Wireless. Rave Mobile Safety builds mobile applications for universities, Skyhook is developing a national positioning system based on WiFi technology. From June 2006 until December 2007, Mr. Ghosh was the Chief Executive Officer of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the Chief Executive Officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

The Board concluded that Mr. Ghosh is well suited to serve as a director of the Company because of his experience with various technology related ventures and record of founding companies that have operated in emerging markets.

Kirk P. Pond Age 69 Class II Director Since 2005 Term Expires 2016
From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent, international semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and retired from its board in May 2007. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Texas Instruments and Timex Corporation and is also a former director of the Federal Reserve Bank of Boston. Mr. Pond has been a director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries, since 2007, where he serves on the compensation and nominating and governance committees. Mr. Pond has also been a director of Sensata Technologies Holding N.V., a sensor and electrical protection device manufacturer, since March 2011 and serves on the audit and compensation committees.

The Board concluded that Mr. Pond is well suited to serve as a director of the Company because of his experience directing a large, publicly traded company with international operations and experience with the technology industry.

Melissa D. Smith Age 45 Class II Director since 2014 Term expires 2016
Melissa D. Smith assumed the role of President and Chief Executive Officer and a seat on the Board in January 2014. She has served as the Company’s President since May 2013. Previously, Ms. Smith served as President, The Americas, from April 2011 to April 2013 and as the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. From September 2001 through November 2007, Ms. Smith served as Senior Vice President, Finance and Chief Financial Officer. From May 1997 to August 2001, Ms. Smith held various positions of increasing responsibility with the Company. Ms. Smith began her career at Ernst & Young.

The Board concluded that Ms. Smith is well suited to serve as a director of the Company because of her experience with the Company in various positions with increasing responsibilities across all facets of the Company.

Michael E. Dubyak Age 63 Class III Director Since 2005 Term Expires 2014
Mr. Dubyak has served as our Executive Chairman since January 2014. Prior to that, Mr. Dubyak served as our Chief Executive Officer from August 1998 until January 2014. He also served as the President from August 1998 until May 2013. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. From January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, marketing services, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the payment processing, information management services and vehicle fleet and fuel industries.

The Board concluded that Mr. Dubyak is well suited to serve as a director of the Company because of his long experience with the Company and knowledge of the fleet card and payment processing industries.

Eric Duprat Age 54 Class III Director Since 2014 Term expires 2014
Eric Duprat assumed a seat on the Board in March 2014. Mr. Duprat is currently the President and Chief Executive Officer of Verayo, a mobile security services turnaround firm in San Jose, California. He has served as Verayo’s CEO since April 2011. Prior to joining Verayo, Mr. Duprat was the General Manager of Mobile Payments at PayPal, an eBay company, from March 2008 to March 2011. Prior to PayPal, he was the Vice President of Marketing and Business Development at Inside Contactless from April 2006 to February 2008. Before that, Mr. Duprat was a Vice President, and later, Senior Vice President of Global Marketing at Hypercom, an industry leader in payment and networking systems. He has also served as a Director in Hewlett Packard’s VeriFone Division, first in European, Middle East and Africa (EMEA) Marketing and then in the United States.

The Board concluded that Mr. Duprat is well suited to serve as a director of the Company because he brings with him expertise in the areas of global management, wireless, security and payment systems which would benefit the Company.

Ronald T. Maheu Age 71 Class III Director Since 2005 Term Expires 2014
Mr. Maheu retired in July 2002 from PricewaterhouseCoopers, where he was a senior partner since 1998. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand’s board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001. Since January 2003, Mr. Maheu serves on the Board of Directors and the Audit, Executive and Governance Committees of CRA International, Inc., an international consulting firm headquartered in Boston, Massachusetts. Mr. Maheu also serves on the Board of Directors and the Audit Committee of Virtusa Corporation, a global information technology services company.

The Board concluded that Mr. Maheu is well suited to serve as a director of the Company because of his experience with public accounting and subsequent experience as a member of the board of directors of several publicly-traded companies.

Rowland T. Moriarty Age 67 Class III Director Since 2005 Term Expires 2014
Dr. Moriarty served as the non-executive Chairman of the Board of Directors of WEX Inc. from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty has served on the boards of Staples, Inc., an office products company, CRA International, Inc., an economic, financial and management consulting services firm, where he serves as Chairman and Virtusa Corporation, a global information technology services company, since 1986, 2002 and 2006, respectively.

The Board concluded that Mr. Moriarty is well suited to serve as a director of the Company because of his experience across a broad spectrum of industries gained as the Chairman of CRA International, Inc., as well as his experience as a member of the board of directors of other publicly-traded companies.

NUMBER OF DIRECTORS AND TERMS
Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that our Board shall consist of such number of directors as from time to time is fixed exclusively by resolution of the Board. Currently, the Board has fixed the size of the Board at ten directors, who serve staggered terms as follows:

•
each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

BOARD AND COMMITTEE MEETINGS
The Board held 9 meetings in 2013. Each of our directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the Board committees on which he or she served in 2013. Our independent directors meet in executive session in at least one regularly scheduled in-person Board meeting each year. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors attended the 2013 annual meeting of stockholders.

Our Board has created the following committees:

NAME OF COMMITTEE AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	NUMBER OF MEETINGS IN 2013
Audit
Regina O. Sommer (Chair)Eric Duprat Ronald T. Maheu George L. McTavish
The Audit Committee must be comprised of at least three directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements and internal control over financial reporting. All members of the Audit Committee are independent under the applicable rules of the New York Stock Exchange, or the NYSE, and the applicable rules of the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an "audit committee financial expert" as defined by the rules of the SEC. Our Board has determined that Mr. Maheu and Ms. Sommer qualify as "audit committee financial experts."
		9
Compensation
Shikhar Ghosh (Chair) Kirk P. Pond Regina O. Sommer Jack VanWoerkom	The Compensation Committee must be comprised of at least two directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the applicable rules of the NYSE.	8
Corporate Governance
Rowland T. Moriarty (Chair) Eric Duprat Shikhar Ghosh Jack VanWoerkom	The Corporate Governance Committee is comprised of that number of directors as our Board shall determine. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the applicable rules of the NYSE.	5

Finance Committee
George L. McTavish (Chair) Michael E. Dubyak Rowland T. Moriarty Ronald T. Maheu Kirk P. Pond	The Finance Committee is comprised of that number of directors as our Board shall determine. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures. The Finance Committee also oversees the Company’s debt or equity financings, credit arrangements, investments, and capital structure and capital policies.	5

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee (the members of which are listed in the table in the "Board and Committee Meetings" section) is or was one of our or our subsidiaries’ former officers or employees. During 2013, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION
In 2012, at the request of the Compensation Committee, Pearl Meyer and Partner, or PM&P, conducted an analysis of our director compensation programs, including peer group and general market comparisons, and provided the committee with recommendations on changes to meet the following objectives of the compensation plan:

•	Attract and retain directors

•	Compensate our directors for the investment of time they make to support the Company

•	Align director compensation with stockholder interests
The Compensation Committee reviewed PM&P's analysis and agreed that no significant changes to the WEX Inc. Non-Employee Director Compensation Plan were necessary to meet the above objectives for 2013.
Annual Cash Retainers
The Company pays each non-employee board member the following annual cash retainer(s) based upon his or her service. Such payments are made in four equal quarterly amounts.

Annual Lead Director Cash Retainer	$75,000
Annual Director Cash Retainer (other than Lead Director)	$50,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$20,000
Finance Committee Chair Cash Retainer	$20,000
Governance Committee Chair Cash Retainer	$15,000
Audit Committee Member Cash Retainer (other than Committee Chair)	$15,000
Compensation Committee Member Cash Retainer (other than Committee Chair)	$10,000
Finance Committee Member Cash Retainer (other than Committee Chair)	$10,000
Governance Committee Member Cash Retainer (other than Committee Chair)	$7,500
To the extent a director is appointed at a time other than the annual stockholders' meeting, any annual cash retainer is prorated. Employees who serve as directors are not separately compensated for their service on our Board.
Equity Retainers
In 2013 all directors other than the Lead Director were granted a number of restricted stock units, or RSUs, worth the equivalent of approximately $90,000 at the time of the annual stockholders’ meeting at the then current stock price. The Lead Director was granted a number of RSUs worth the equivalent of approximately $115,000 at the time of the annual stockholders’ meeting at the then current stock price. These RSUs vest on the first anniversary of the date of grant.

In 2013, at the request of the compensation committee, PM&P conducted a new analysis of our director compensation program, including consideration of the company’s growing size and complexity. As a result of this analysis, on December 12, 2013, the compensation committee adopted amendments effective January 1, 2014 to increase the size of the equity retainer provided to all directors other than the Lead Director at the time of the annual stockholders’ meeting from $90,000 to $110,000, and to increase the size of the equity retainer provided to the Lead Director at the time of the annual stockholders’ meeting from $115,000 to $135,000. No other changes were made.
New Director Equity Grants
All new directors are granted a number of RSUs, worth the equivalent of $50,000 at the then current stock price. Such RSUs vest annually and are granted at the next annual stockholders meetings after the appointment.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Shikhar Ghosh	$67,500	$89,951	$157,451
Ronald T. Maheu	$90,000	$89,951	$179,951
George L. McTavish	$75,000	$89,951	$164,951
Rowland T. Moriarty	$102,500	$114,998	$217,498
Kirk P. Pond	$85,000	$89,951	$174,951
Regina O. Sommer	$75,000	$89,951	$164,951
Jack VanWoerkom	$75,000	$89,951	$164,951

(1)
This column is the fair value of stock awards granted on May 17, 2013. The fair value of these awards was determined in accordance with accounting standards based on the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted. The aggregate number of RSUs outstanding for each director as of December 31, 2013 is as follows: Mr. Ghosh — 1,677; Mr. Maheu — 1,677; Mr. McTavish — 1,677; Dr. Moriarty — 2,224; Mr. Pond — 1,677; Ms. Sommer —1,677; and Mr. VanWoerkom — 1,677.

Fee Deferral
Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the director 200 days following cessation of Board service.
Expense Reimbursement
Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES
The Compensation Committee has established equity ownership guidelines for all non-employee directors. "Equity" for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer or lead director cash retainer. New directors have three years following their appointment to the Board to achieve this level of ownership. The Compensation Committee assesses progress against the guidelines each year on July 31. As of July 31, 2013, all of our non-executive directors exceeded the holdings in the guidelines.

PRINCIPAL STOCKHOLDERS
This table shows common stock that is beneficially owned by our directors, our named executive officers, our current directors and officers as a group and all persons known to us to own 5 percent or more of the outstanding Company common stock, as of March 18, 2014. The percent of outstanding shares reported below is based on 38,850,251 shares outstanding on March 18, 2014.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned (2)	Right To Acquire (3)	Total Securities Owned (4)	Percent of Outstanding Shares
Principal Stockholders:
Wellington Management Company, LLP(6)	3,813,102	—	3,813,102	9.8%
280 Congress Street
Boston, MA 02210
BlackRock Inc.(5)	3,251,087	—	3,251,087	8.4%
40 East 52nd Street
New York NY 10022
The Vanguard Group, Inc.(7)	2,336,076	—	2,336,076	6.0%
100 Vanguard Blvd
Malvern, PA 19355
Executive Officers and Directors:
Michael E. Dubyak	70,908	5,961	76,869	*
Melissa D. Smith	35,272	8,340	43,612	*
Steven A. Elder	12,251	5,930	18,181	*
David D. Maxsimic	17,852	1,536	19,388	*
George W. Hogan	11,541	5,762	17,303	*
Shikhar Ghosh	3,274	—	3,274	*
Ronald T. Maheu	6,593	1,239	7,832	*
George L. McTavish	6,552	1,239	7,791	*
Rowland T. Moriarty(8)	59,354	1,584	60,938	*
Kirk P. Pond(9)	26,393	1,239	27,632	*
Regina O. Sommer	5,322	1,239	6,561	*
Jack VanWoerkom	13,193	1,239	14,432	*
Eric Duprat	—	—	—	*
Directors and Executive Officers as a Group (18 Persons) (10)	287,566	36,912	324,478	0.8%

*	Less than 1%
(1)	Unless otherwise noted, the business address for the individual is care of WEX Inc., 97 Darling Avenue, South Portland, ME 04106.
(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This table does not include the following number of shares which will be acquired by our non-employee directors 200 days after their retirement from our Board: 29,716 shares by Mr. Ghosh; 9,248 shares by Mr. Maheu; 22,839 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 6,498 shares by Mr. Pond; 6,564 shares by Ms. Sommer, and 6,606 shares by Mr. VanWoerkom. Certain shares identified in this column are held through brokerage accounts and may be pledged as security.

(3)
Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 17, 2014. Excludes shares that may not be acquired until on or after May 18, 2014.

(4)	Includes common stock and shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 17, 2014.
(5)
This information was reported on a Schedule 13G/A filed by BlackRock Inc. ("BlackRock") with the SEC on January 31, 2014. The Schedule 13G/A reported that BlackRock has sole voting power over 3,138,940 shares and has sole power to dispose 3,251,087 shares. The percentage reported is based on the assumption that BlackRock had beneficial ownership of 3,251,087 shares of common stock on March 18, 2014.

(6)
This information was reported on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2014. The Schedule 13G/A indicates that it has shared voting power over 2,986,194 shares and shared dispositive power over 3,813,102 shares. The percentage reported is based on the assumption that Wellington Management Company, LLP has beneficial ownership of 3,813,102 shares of common stock on March 18, 2014.

(7)
This information was reported on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2014. The Schedule 13G/A reported that each has sole voting power over 54,649 shares, sole dispositive power over 2,284,027 shares and shared dispositive power over 52,049 shares. The percentage reported is based on the assumption that The Vanguard Group, Inc. has beneficial ownership of 2,336,076 shares of common stock on March 18, 2014.

(8)
Includes 19,000 shares held indirectly through Rubex, LLC and 15,600 shares held indirectly through the Moriarty Family Charitable Trust. Dr. Moriarty is the Chief Investment Officer and Managing Member of Rubex, LLC and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them. Dr. Moriarty disclaims beneficial ownership of the Moriarty Family Charitable Trust shares except to the extent of his pecuniary interest in them.

(9)
Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(10)	In addition to the officers and directors named in this table, five other executive officers were members of this group as of March 18, 2014.

DIRECTOR INDEPENDENCE
We have considered the independence of each member of the Board. To assist us in our determination, we reviewed NYSE requirements and our general guidelines for independence, which are part of our corporate governance guidelines.
To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company's indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, provided that the Company's discretionary contributions to such organization are less than the greater of "$1000" or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company's stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.
Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: Eric Duprat, Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Rowland T. Moriarty, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom.
In addition, each of the members of the Audit Committee and the Compensation Committee are independent, as determined by the Board in accordance with its guidelines and the listing standards of the NYSE. We have also determined that the members of the Audit Committee satisfy the independence requirements contemplated by Rule 10A-3 under the Exchange Act, and that the members of the Compensation Committee satisfy the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

DIRECTOR NOMINATIONS
The Corporate Governance Committee is composed entirely of independent directors as determined by the Board in accordance with its independence guidelines and the listing standards of the NYSE. Among the Corporate Governance Committee's responsibilities is recommending candidates for nomination to the Board. In that capacity, the Corporate Governance Committee unanimously recommended Messrs. Dubyak, Duprat, Maheu and Moriarty for election. Messrs. Dubyak, Maheu and Moriarty have served as members of our Board since February 2005. Mr. Duprat was appointed as a director on March 12, 2014. Mr. Duprat was initially recommended for consideration as a director to the Corporate Governance Committee by an executive search firm, SpencerStuart, which was retained by the Corporate Governance Committee in order to identify a suitable candidate for election as a director.
The Corporate Governance Committee will consider candidates recommended by stockholders as potential director nominees in the same manner as candidates identified by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the answer to the question section entitled "How do I submit a stockholder proposal or director nominee for next year's annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?"
To be timely, a stockholder's notice to the Secretary of a director nominee for next year's annual meeting must be delivered to or mailed and received not earlier than January 16, 2015 nor later than February 15, 2015. However, in the event that the annual meeting is called for a date that is not within 25 days before or after May 16, 2015, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
Director Qualifications
The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee's charter, each of which is available on our website. In addition, the Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director

Our Corporate Governance Committee does not have a policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. Our Board currently is comprised of ten directors, two of whom are women and another of whom is South Asian. The Corporate Governance Committee intends to be mindful of the diversity, with respect to gender, race and national origin, of our current Board members in connection with future nominations of directors not presently serving on the Board. In addition, our Corporate Governance Committee’s charter provides that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
Application of Criteria to Existing Directors
The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. In addition, the Corporate Governance Committee considers the existing directors' performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.
The backgrounds and qualifications of the directors considered as a group provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company's determination that each director is well suited to serve on the Board is specified with his or her respective biographical entry under the "Members of the Board of Directors" section of this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board believes that the Chief Executive Officer and her designees, as well as the Vice Chairman and Lead Director, speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives.
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.
If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:
    Independent Director Communication
    WEX Inc.
    Attention: Corporate Secretary
    97 Darling Avenue
    South Portland, ME 04106
You should include your name and address in the written communication and indicate whether you are a stockholder.
Governance Disclosures on Our Website
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at www.wexinc.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

•	the identity of the lead director at meetings of independent directors;

•	the method for interested parties to communicate directly with the Lead Director or with the independent directors as a group;

•
the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDIT COMMITTEE REPORT
The board of directors appointed us as an audit committee to monitor the integrity of WEX's consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Board, which is available through the investors page of the Company’s website at www.wexinc.com.
Our committee consisted of three non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is "independent" within the meaning of the New York Stock Exchange rules and Rule 10A-3 under the Securities Exchange Act of 1934. WEX's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WEX's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by WEX's management and independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of D&T, the Company's independent registered public accounting firm for fiscal year 2013, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2013. We met with them, with and without WEX management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of WEX's financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2013 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2014.
We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of WEX’s accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.
In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed the disclosures with them, as well as other matters relevant to their independence from management and WEX. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.
Based on our review and these meetings, discussions and reports, we recommended to the board of directors that the audited consolidated financial statements for fiscal year 2013 be included in the Annual Report on Form 10-K.
THE AUDIT COMMITTEE
Regina O. Sommer, Chair
George L. McTavish
Ronald T. Maheu

AUDITOR SELECTION AND FEES
Auditor Selection
The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2014 fiscal year. D&T has served as the Company’s independent registered public accountant since our initial public offering.
Audit Fees
The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2012 and 2013:

	December 31,
	2012	2013
Audit Fees(1)	$2,562,758	$2,253,092
Audit-Related Fees(2)	431,444	260,358
Tax Fees(3)	—	100,000
All Other Fees	—	—
Total	$2,994,202	$2,613,450

(1)
These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our foreign entities.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the WEX Inc. Employee Savings Plan and SSAE 16 Report and debt offerings.
(3)	These are the aggregate fees for professional services by D&T in connection with a global tax study.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chairman of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.
Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

EXECUTIVE OFFICERS
Non-Director Members of the Executive Management Team

David D. Maxsimic Age 54 President, International
David D. Maxsimic has served as our President, International since September 2012. Prior to that, he served as our Executive Vice President, Sales and Marketing from November 2007 until September 2012. Before that, he was our Senior Vice President, Sales and Marketing from January 2003 until November 2007. From November 1997 to January 2003, Mr. Maxsimic held various positions of increasing responsibility with the Company.

Steven Elder Age 45 Senior Vice President and Chief Financial Officer
Steven Elder has served as our Senior Vice President and Chief Financial Officer since April 2011. Before that, he was our Vice President, Corporate Finance and Treasurer since December 2007. Prior to that, he was our Vice President, Investor Relations and Treasurer since September 2005. Mr. Elder has worked for the Company for over 14 years, during which time he served in a variety of financial roles of increasing responsibility. Mr. Elder began his career at Ernst & Young.

George W. Hogan Age 53 Senior Vice President and General Manager Fleet Over-the-Road and Partner Channels
George Hogan has been Senior Vice President and General Manager, Fleet Over-the-Road and Partner Channels since January 2014. Prior to that, he was our Senior Vice President and General Manager of of WEX Fleet One from May 2013 to December 2013. He also served as WEX’s Senior Vice President and Chief Information Officer from November 2007 through July 2013. Mr. Hogan joined WEX in January 2007 as Vice President of Enterprise Architecture.

Hilary A. Rapkin Age 47 Senior Vice President, General Counsel and Corporate Secretary
Hilary A. Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. She also served, as the interim, head of human resources beginning February 2013 and assumed that role permanently on May 1, 2013. From January 1996 to February 2005, Ms. Rapkin held various positions of increasing responsibility with the Company. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, Society for Human Resources and Management and the New England Legal Foundation.

Kenneth Janosick Age 52 Senior Vice President and General Manager, Global Fleet Direct
Kenneth Janosick has been our Senior Vice President, Small Business Solutions since December 2010. He joined WEX as Vice President, Product and Marketing in January 2009 and served in that role until December 2010. Before that, Mr. Janosick was a First Vice President at JPMorgan Chase bank from November 2006 until November 2009 with responsibility for Relationship Banking and Investments and the Small Business Division.

Stephen R. Crowley Age 53 Senior Vice President Shared Services and Chief Information Officer
Stephen R. Crowley joined WEX as Senior Vice President, Shared Services and Chief Information Officer in July 2013. Most recently, Mr. Crowley was with Bank of America serving as Senior Vice President, Mortgage and Affiliate Services Strategy and Execution from February 2013 to July 2013 and as Senior Vice President, ePayments Delivery from August 2010 to February 2013. From July 2009 to August 2010, he was Vice President, Continuous Improvement and Global Customer Advocacy at NCR Corporation, and from February 2007 to July 2009, he was Senior Vice President, ATM Technology and Operations at Bank of America. Prior to these roles, Mr. Crowley held various high-level leadership positions at Bank of America and General Electric from 1994 to 2007.

Nicola Morris Age 48 Senior Vice President, Corporate Development
Nicola Morris joined WEX in February 2014 as Senior Vice President, Corporate Development.  She is responsible for managing corporate development and strategic planning, directing corporate marketing, and overseeing early stage product development.  Prior to joining WEX, she worked for Verizon Communications from January 2006 through January 2014, where most recently she served as the Vice President, Global Corporate Strategy. Prior to that role, she held the positions of Vice President, Chief Marketing Officers of Strategy and Marketing and also that of the Executive Director, Strategy and Business Development, both with the Verizon Business unit.  Before Verizon, she held positions with MCI, Incorporated and Digex, Incorporated.

Alison Vanderhoof Age 40 Senior Vice President, General Manager for Emerging Industries
Alison Vanderhoof joined WEX in December 2013 as Senior Vice President, General Manager for Emerging Industries. She is responsible for overseeing the strategic business performance of WEX's emerging industries including travel, healthcare, and employee benefits globally. Prior to WEX, Ms. Vanderhoof worked at Vistaprint for six years. She was Managing Vice President of Vistaprint's B2B unit, Strategic Partnerships, from August 2009 to August 2013. During that period, she was also Managing Vice President of North America Customer Service from January 2012 to October 2012. Before that, she was Vice President of Corporate Strategy and Corporate Development from January 2007 to August 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our "named executive officers" or "NEOs." The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2013 for the NEOs.

For 2013, our NEOs were:

•	Michael E. Dubyak, our Executive Chairman

•	Steven A. Elder, our Senior Vice President and Chief Financial Officer

•	Melissa D. Smith, our Chief Executive Officer and President

•	David D. Maxsimic, our President, International

•	George W. Hogan, our Senior Vice President and General Manager, Fleet Over-the-Road and Partner Channels
The following discussion includes statements regarding performance targets in the limited context of our compensation programs. These targets should not be understood to be statements of management's expectations of our future results or other guidance. Investors should not apply these targets in any other context.
Executive Summary
WEX's philosophy regarding executive compensation is straightforward: reward our executives for their contribution to the Company's annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. The elements of our executives' total compensation are base salary, cash incentive awards, stock incentive awards, and retirement and other employee benefits. A significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. The performance measures used in our compensation programs include revenue adjusted for changes in fuel prices, the impact of acquisitions, adjusted net income and other operational and strategic goals. Please refer to the notes to the table of performance objectives for an explanation of how our performances measures that are non-GAAP financial measures are calculated.
Business Environment. 2013 was a strong year for WEX. Total revenue grew 15% and adjusted net income grew 10% over 2012. This performance was driven by continued execution against our multi-pronged strategy to accelerate growth organically and through mergers and acquisitions, further globalize our business by making targeted investments, and drive scale across the organization. Over the past year, we:

•	Increased total fleet transactions 10% from 2012 to 371 million. Payment processing transactions increased 12% to 292 million, and transaction processing transactions increased 2% to 79 million

•	Grew our corporate purchase card product to $13.1 billion in purchase volume for the year, a 22% increase from 2012

•	Diversified our revenues and developed our international business through the acquisition of FastCred by our Brazilian subsidiary UNIK, which we own a 51 percent controlling interest in

•	Announced plans to acquire the assets of ExxonMobil's European commercial fuel card ("Esso Card") program through a majority owned subsidiary, WEX Europe Services Limited
WEX stockholders experienced an increase of 31% in their investment based on total shareholder return as measured from December 31, 2012 to December 31, 2013.
2013 Compensation Actions. The compensation paid to our NEOs reflects their contribution to WEX's success in 2013. In order to tie NEO total compensation to the performance of the Company, the 2013 STIP considered financial results relative to a number of goals, including Adjusted Net Income and revenue adjusted for changes in fuel prices and the impact of acquisitions which we refer to as "PPG Adjusted Revenue." Additional goals measured success against factors such as strategic and operational objectives, Americas and International EBIT, and International Revenue. The relative weighting of various goals was specific to each NEOs role and responsibilities. Combined achievement against STIP targets resulted in STIP payments of 121% of target for Messrs. Dubyak and Elder, 111% of target for Ms. Smith, 147% of target for Mr. Maxsimic, and 117% of target for Mr. Hogan.

As a result of the STIP payments, our NEOs total cash compensation, on average, approximated the 60th percentile of the market data provided by our consultant in September of 2012. This compensation is generally consistent with our overall performance for 2013, which was in the top quartile as compared to our peer group (defined below) for both revenue growth and net income growth and approximated the 27th percentile for total shareholder return.
In 2013, in addition to the cash compensation earned by the NEOs, we made a grant of equity in March 2013 as part of our long-term incentive program, or LTIP. Grants were comprised of 60% performance based restricted stock units, or PSUs, and 40% time vested RSUs. To reflect the Company’s focus on profitable growth, the PSUs only vest upon achievement of performance criteria that included either a combination of PPG Adjusted Revenue and Adjusted Net Income objectives for 2013 (for NEOs other than Mr. Maxsimic) or a combination of International Revenue and International EBIT Objectives for 2013 (for Mr. Maxsimic). Based on achievement relative to the 2013 performance criteria, 94% of the 2013 LTIP PSUs granted to NEOs have been earned. RSUs and earned PSUs will vest equally in annual installments over three years on the anniversary of the grant date.
In 2013, we also made a grant of equity to Mr. Hogan (referred to below as the "2013 FleetOne Integration Long-Term Incentive Program") designed to support our objective of maximizing the synergies available to the Company through the Fleet One acquisition. PSUs are earned under this award based on achievement relative to business unit EBITDA, business unit PPG Adjusted Revenue and Synergies hurdles, with 50% of the award subject to 2013 performance and 50% subject to 2014 performance. Based on 2013 performance, 145% of the PSUs subject to 2013 performance have been earned and vested on March 28, 2014.
On average, over 48% of the NEOs' 2013 cash compensation was variable and related to Company performance and 79% of their total compensation (including equity) is aligned with the performance of the Company.
Management Transition: On May 1, 2013, the Company announced a management transition plan in accordance with the Board's succession planning process. As part of that plan, effective January 1, 2014, Mr. Dubyak resigned as Chief Executive Officer and the Board appointed Ms. Smith as Chief Executive Officer of the Company. Ms. Smith was also elected to the Board of Directors effective January 1, 2014. Mr. Dubyak continues to serve as a director of the Company and as Chairman of the Board in the newly created, non-officer role of "Executive Chairman."
As a part of the succession plan, Mr. Dubyak entered into a transition agreement with the Company, dated as of April 29, 2013. Pursuant to the terms of the agreement, during the transition period beginning on January 1, 2014 and ending on December 30, 2014, Mr. Dubyak will assist with the management transition process and will be paid an annual salary of $592,111 and be eligible to receive a bonus of up to $296,056 at the discretion of the Board. In addition, on the date of the Company's 2013 annual meeting, the Company granted Mr. Dubyak restricted stock units covering a number of shares of common stock of the Company having a value of $1.7 million on the grant date. The RSU Award will vest on December 30, 2014, subject to conditions specified in the agreement. Under the agreement, at the end of the transition period, Mr. Dubyak is also entitled to receive (i) full vesting of all unvested restricted stock unit awards and performance stock unit awards for which the performance goals have then been achieved and (ii) certain continued health and dental plan benefits for himself and his spouse, each subject to conditions specified in the agreement. The agreement also provided that, at the end of the transition period, Mr. Dubyak would have ceased to be an employee of the Company and resigned from the Board (unless the Board and he mutually agree otherwise). On March 26, 2014, the Company and Mr. Dubyak entered into an amendment (the "Amendment") of the previously entered transition agreement, which provides that upon ceasing to be an employee of the Company on December 30, 2014, Mr. Dubyak will continue to serve as Executive Chairman of the Company's Board of Directors with the non-officer title of "Executive Chairman" until March 31, 2015. During such three-month period, he will continue to assist in the Company’s management transition and will be paid approximately $49,000 per month. The amendment further provides that on March 31, 2015, Mr. Dubyak will resign from the Board of Directors (unless the Board and he mutually agree otherwise).

Key Features of Our Executive Compensation Program.
The Compensation Committee of the Board, or the "Committee", believes that the compensation programs outlined in this CD&A are market competitive and provide the appropriate incentive for the NEOs to achieve above market financial performance for the stockholders.
Other notable aspects of our executive compensation practices include the following:

•	We have stock ownership guidelines for our executives and directors

•	An independent executive compensation consultant is retained by the Committee each year to provide objective advice to it

•
We conduct a compensation risk assessment when implementing compensation programs and believe that there is a reasonable basis to believe that our compensation programs do not present significant risk to the Company

The Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above target and the stockholders are receiving returns commensurate with that level of performance. We remain focused on our pay-for-performance alignment and vigilant to avoid compensation arrangements that would incent excessive risk taking.

Consideration of 2013 Advisory Vote on Executive Compensation
We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding on us, our board of directors and the Committee value the opinions of our stockholders. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders.
At our 2012 and 2013 annual meetings of stockholders, 94% and 98% of the votes cast, respectively, on the advisory vote on executive compensation proposal were in favor of approval of our named executive officer compensation as disclosed in our proxy statement. The 2012 favorable shareholder advisory vote was considered by the Committee in structuring compensation awards for 2013. The Committee also considered the results of both advisory votes, along with many other business-related strategic factors, in its review of compensation policies and programs prior to structuring compensation awards for 2014. As part of our ongoing efforts to drive outstanding operational and financial performance, we have made minor modifications to our STIP goals and weightings for 2014 to closely align compensation with our strategic plan and corporate goals. The Committee considers the favorable stockholder advisory votes on executive compensation for our NEOs to be indicative of stockholder support for its overall compensation strategy and structure.
Compensation Philosophy
Our business model enables us to provide exceptional payment security and control across a spectrum of payment sectors. The experience and performance of our associates, including the members of our executive team, are critical to sustaining this level of differentiation. Our Executive Chairman has been with the Company since 1986 and has been instrumental in guiding this approach and in our resulting growth. Our President and Chief Executive Officer joined the company in 1997, and has held various positions of increasing responsibility across all facets of the Company. The other members of our executive team bring significant industry and/or Company experience which is critical to our continued success. Accordingly, in addition to being designed to support our goals of achieving strong year-over-year and long-term growth and stockholder value, our compensation programs reflect the competitive environment in which we operate and our focus on differentiation in the marketplace through continuity of leadership and culture.
Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. We achieve this by structuring our compensation programs to:

•	Attract and retain high-performing talent

•	Drive outstanding operational and financial performance

•	Align executive and stockholder interests for profitable long-term growth

Compensation Objectives
We recognize the role total compensation plays in achieving our objectives of attracting, retaining and motivating our high-performing employees, including our executives, to achieve results. The chart below identifies the compensation elements and method of delivery used to support each of our compensation objectives.

			Primary Objective
Element of Compensation	Reward Period		Attract	Retain	Drive Performance	Align Interests for Growth with Stockholders	Method of Delivery
Base Salary	Ongoing		☒	☒	☐	☐	- Cash
Cash Incentive	Annual	(1)	☒	☒	☒	☒	- Cash
Equity Incentive	Annual	(1)	☒	☒	☒	☒	- Restricted Stock Units - Performance Based Restricted Stock Units - Non Qualified Stock Options
Benefits	Ongoing		☒	☒	☐	☐	- Health and Welfare Benefits - Deferred Compensation Program - 401(k) - Employment Agreements for certain officers

(1)
Cash and Equity Incentives are generally provided on an annual basis. From time to time, the Committee approves grants of cash or equity to executives in addition to the grants provided under these annual programs in order to reward achievement of critical near-term milestones in the pursuit of long-term growth or to incent the achievement of long-term strategic goals.

We believe the compensation of our executives should, and does, reflect the performance and ultimate success of our Company. In setting compensation levels for each executive, we evaluate total direct compensation (base salary plus short-term incentive at target plus long-term equity incentive at target) against multiple factors including:

•	Company success in achieving pre-determined revenue, adjusted net income and other operational and strategic goals

•	Market and peer group comparison data

•	The value of the unique skills and experience each executive brings to our Company and the importance of his or her continued leadership in the Company
Annually, we reevaluate each compensation element with a focus on total direct compensation. We also evaluate equity ownership levels for each executive. The purpose of this review is to appropriately reward and motivate our executive team to increase stockholder value with a focus on providing compensation at above target levels when Company performance is above target and compensation below target levels when we do not achieve our performance goals.
In evaluating the components of compensation and the metrics used to determine individual and Company performance, the Committee considers whether these factors drive an appropriate level of risk taking. The Committee believes that the mix and design of the elements of compensation incent management to assume appropriate levels of risk to achieve both near-term operational goals and long-term growth. The Committee reviews the strategic, financial, and execution risks and exposures associated with the initiatives that drive our performance based incentive compensation. In addition, the Committee believes the following help ensure an appropriate level of risk in our compensation programs:

•	A competitive base salary, which provides executives with ongoing income

•	Minimum thresholds and maximum performance caps in incentive plans

•	Incentive plan funding based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans

•	The use of both time-based and performance-based incentives

•	Multi-year vesting of stock compensation to provide value through long-term appreciation of stockholder value

•	Stock ownership guidelines that align executives’ interests with those of our stockholders
Annual Process of the Compensation Committee
The Committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. The Committee meets at least once each quarter. In addition to the four independent directors who serve on the Committee, typical attendance at these meetings includes Senior Vice President, General Counsel and Corporate Secretary; Senior Vice President, Human Resources; the Director of Global Total Rewards; and the Legal Director and the Assistant Corporate Secretary. Our CEO, generally joins several meetings each year to discuss the corporate performance, compensation program design and corporate strategy, with the Committee. The

Committee also meets in executive session as needed with no members of management present. Only the independent directors are entitled to vote on proposals that come before the Committee.
In the first quarter of each fiscal year, the Committee reviews the Board’s assessment of the CEO's performance with the CEO and reviews the Company's results for the prior year. In addition, the Committee approves the following as explained in the Annual Review of Executive Compensation section:

•	Changes to executive base salaries and incentive targets, if any, for the current year

•	STIP payout, if any, for the previous fiscal year

•	STIP design and targets for the current fiscal year

•	Vesting of performance-based stock units granted under the LTIP, if any, for previous years

•	LTIP metrics, targets and grants for the current fiscal year
Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets.
The Committee generally conducts its annual review of executive compensation in the third or fourth quarter of each year. The Committee is provided a report from the independent compensation consultant who compares the compensation of the Company's executives to a peer group of companies, details appropriate survey data and provides recommendations for compensation actions to be taken for the upcoming fiscal year.
In the final quarter of each fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation. Included in this presentation is a total direct compensation and wealth accumulation review for each member of the executive team. The review shows proposed total direct compensation in the context of historical compensation and current and projected wealth accumulated through the compensation provided by the Company.
The design of the STIP and LTIP is typically discussed over multiple meetings prior to the actual approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the metric levels and the weightings for each category of metric.
Other items that are addressed on an annual basis include a review of the committee's charter, compliance with executive and director stock ownership guidelines, and a compensation-related risk assessment.

Role of the Compensation Consultant
In 2013, the Committee engaged PM&P to provide advice regarding the Company's executive compensation practices. PM&P reported directly to the Committee and, as requested by the Compensation Committee, the primary services they provided were evaluations of executive officers' base salaries, annual incentive targets and long-term incentive targets relative to identified peers and the broader market and a recommendation of compensation ranges for each executive officer. PM&P also provided advice on the design of the Company's incentive plans, a review of Director compensation, assistance in drafting the CD&A and updates regarding legislative and regulatory changes that affect executive compensation. PM&P provided no other services to the Company.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors. The Company has provided appropriate funding of the Committee to do so. The Committee regularly reviews its relationship with PM&P, and has determined that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with guidance provided under the Dodd-Frank Act, the SEC and the NYSE. In making this determination, the Committee noted that during 2013:

•	PM&P did not provide any services to the Company or its management other than service to the Committee

•	Fees from the Company were less than 1% of PM&P's total revenue

•	None of the PM&P consultants providing services to the Committee had any business or personal relationship with Committee members

•	None of the PM&P consultants providing services to the Committee had any business or personal relationship with executive officers of the Company

•	None of the PM&P consultants providing services to the Committee directly own Company stock

Role of the Executive Officers
In approving compensation levels, the Committee considers the CEO's recommendations regarding total direct compensation for the executive officers. Ms. Smith provides the Committee with an assessment of each executive officer's performance to support her recommendations. These assessments include the results of specific operational and strategic goals as well as progress in the area of succession planning and concerns, if any, in the area of retention of the executive officer. Ms. Smith does not provide recommendations for her own compensation. Mr. Elder attended meetings as needed to respond to requests for information from the Committee.
Peer Group
The peer group used by the Company in 2012 for the establishment of fiscal year 2013 compensation was developed by PM&P, based on input from management and a review by the Committee. The peer group is generally reviewed each year and modified as needed to reflect our growth and to account for changes due to market consolidation among peers.

The following companies were utilized in PM&P's executive compensation assessment in the summer of 2012, which was used for establishing 2013 compensation.

Company	2013 Fiscal Year End Market Cap ($M)	2013 Revenue Fiscal Year End ($M)	1-Year Revenue Growth	2013 Fiscal Year End Basic EPS	2013 Fiscal Year End Net Income ($M)	1-Y Net Income Growth	2013 Fiscal Year End Total Assets ($M)	2013 TSR	Fiscal Year End
Cardtronics Inc	$1,928	$876	12%	$0.52	$24	(45)%	$1,056	83%	Dec 13
CSG Systems International Inc.	$931	$747	(1)%	$1.60	$51	5%	$869	65%	Dec 13
Dealertrack Technologies Inc.	$2,115	$482	24%	$0.14	$6	(71)%	$956	67%	Dec 13
FleetCor Technologies Inc.	$9,663	$895	27%	$3.48	$285	32%	$3,932	118%	Dec 13
Global Payments Inc.	$3,614	$2,376	8%	$2.78	$216	15%	$3,125	13%	May 13
Green Dot Corp	$949	$582	5%	$0.78	$34	(28)%	$875	106%	Dec 13
Heartland Payment Systems Inc.	$1,838	$2,135	6%	$2.03	$79	19%	$900	70%	Dec 13
Higher One Holdings Inc.	$459	$210	8%	$0.30	$14	(62)%	$232	(7)%	Dec 13
Total System Services Inc.	$6,227	$2,132	14%	$1.30	$245	—%	$3,687	58%	Dec 13
Verifone Systems Inc	$2,517	$1,702	(9)%	$(2.73)	$(296)	(555)%	$2,994	(24)%	Oct 13
WEX Inc.	$3,861	$717	15%	$3.83	$149	54%	$3,433	31%	Dec 13
WEX Inc. Percentile Rank	79	31	79	100	72	100	84	27
While the peer group listed above and the other survey data referred to below was used to compare our executives' compensation to the market, the Committee believes that understanding compensation practices for these companies similar to us in size and industry is only one important element in determining the appropriate compensation level for each of our executives. As outlined more fully below, the compensation of any individual executive may vary from the specific market data based on factors such as the individual's performance, the scope of the duties performed by that individual, the importance of the position to the Company and internal equity.

Annual Review of Executive Compensation
Based on the above peer group and the other data discussed below, PM&P provided recommended ranges of compensation for base salary, total cash, long-term incentives and total direct compensation for each executive for 2013. PM&P collected comparable position data on each executive from two sources:

•	Proxy data for the companies in our peer group (where a peer position matched)

•	Market survey data for companies of comparable revenue and industry sector
This data was blended equally where comparable peer data was available to produce a target compensation range competitive with the market 50th percentile (plus or minus 15%) for each executive. We believe market data at the 50th percentile for companies of comparable size and industry is the appropriate target in order to meet our objectives of attracting and retaining talent. PM&P relied on the Towers Watson Survey Report on top Management Compensation and the Pearl Meyer & Partners Executive and Senior Management Total Compensation surveys in establishing the 50th percentile market survey data for companies of our size for 2013 compensation.
Data from companies in our revenue category who participated in these surveys was aggregated and incorporated into the target compensation ranges provided to the Committee by PM&P. The Committee did not receive data identified for any individual Company in these surveys. PM&P provided the Committee and the Company's human resources department with the current placement of each executive within the target range. Management used the PM&P data to provide the Committee with recommended base salary changes, annual cash incentive targets and long-term equity targets for each of the executive officers.
In determining 2013 compensation, the Committee also examined the following in addition to the competitive data:

•	Summary of performance for each of the executive officers

•
A comparison of Mr. Dubyak's realizable compensation from equity awards received from 2009 to 2011 (realizable compensation includes the in-the-money value of options and value of RSUs granted between 2009 and 2011 and long-term performance plan payouts for plans that began and ended between 2009 and 2011) relative to cumulative total shareholder return between December 31, 2008 and December 31, 2011. This analysis indicated that Mr. Dubyak's realizable compensation from equity awards approximated the 69th percentile relative to peer group CEOs, while cumulative total shareholder return approximated the 86th percentile

•	A tally sheet of each executive's actual compensation for the years 2010-2012, including cash, equity and all other compensatory benefits and perquisites

•	Company performance against strategic and operational goals for the previous fiscal year

•	Proposed performance goals for the annual and long-term incentive programs for the upcoming fiscal year

•	Summary of Board feedback on Mr. Dubyak's leadership of the Company in achieving results against goals for the fiscal year
Total compensation summaries showing historic, current and proposed total direct compensation for each executive officer are reviewed by the Committee each year. These summaries provide the target value of all components of the executive officers' proposed compensation as well as the deferred compensation, benefits, perquisites and exit pay in the event of various termination scenarios, including a change of control. The purpose of this review is to assess whether the overall compensation package is consistent with the individual executive's contribution toward Company performance. Annual review of the total compensation summaries also provides the Committee with a view of the impact of historical changes to compensation over time and an opportunity to assess effectiveness in attracting and retaining our executives and driving high performance.
The Committee looks at the total impact of all year-over-year changes in executive compensation to decide whether changes are appropriate. In reviewing total cash and equity compensation, the Committee considers the retention value of the long-term equity currently held by the executive and the impact that retirement or voluntary termination would have on the executive. Based on this review, the Committee can decide to adjust one or more elements of an executive's total compensation. The Committee aims to provide competitive total direct compensation and assesses an executive's total compensation package when looking at the executive’s competitive standing relative to the market.

	Weighting by NEO
Company Goals	Dubyak	Elder	Smith	Maxsimic	Hogan	Threshold	Target Performance Goal	Maximum	Actual Result (1)	2013 Earned Payout Factor(2)
Adjusted Net Income(3)	50%	50%	20%	20%	20%	$138,742,000	$173,427,000	$197,707,000	$178,987,000	123%
PPG Adjusted Revenue(4)	20%	20%				$630,500,000	$741,765,000	$78,853,000	$709,970,000	71%
Americas EBIT(5)			30%		30%	$280,537,000	$350,672,000	$399,766,000	$358,184,000	115%
Americas PPG Adjusted Revenue(4)			20%		20%	$554,182,000	$651,979,000	$684,578,000	$632,437,000	80%
International EBIT(5)				30%		$15,368,000	$19,210,000	$20,555,000	$20,589,000	200%
International PPG Adjusted Revenue(4)				20%		$76,318,000	$89,786,000	$92,929,000	$82,743,000	49%
Strategic Ratio Targets(6)	10%	10%	10%			N/A	Pass/Fail	N/A	Pass	100%
Global Virtual Card Expansion & OTA Spend(7)	10%	10%	10%	15%		$7,796,637,000	$9,172,516,000	$10,548,393,000	$9,857,000,000	150%
Follow the Majors(8)	10%	10%		15%		Establish non-binding head of terms for joint venture	Sign joint venture agreement, win bid for key oil company relationship	Sign joint venture agreement, win two bids for key oil company relationships	Maximum	200%
FleetOne Integration / Optimization (9)			10%		20%	$20,700,000	$25,800,000	$31,000,000	$26,300,000	110%
Cross Selling(10)					10%	150 closed cross-sell leads	175 closed cross-sell leads	200 closed cross-sell leads	Maximum	200%
STIP payout as a percentage of target based on 2013 performance	120.7%	120.7%	111.1%	146.8%	117.0%

(1)	Result as determined under the 2013 WEX Inc. Short-Term Incentive Program.
(2)
Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance, including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)
Adjusted Net Income means Adjusted Net Income as reported in the Company's Form 8-K reporting the Company's results for the performance period and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges.

(4)
PPG Adjusted Revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2013 revenue goals and revenue results were adjusted to a PPG of $3.50 US and A$1.43 (per liter) Australian for the purposes of calculating STIP payout.

(5)	EBIT is Earnings before Interest and Taxes and any allocations of corporate expenses to the business unit and is calculated consistently with Adjusted Net Income.
(6)
This pass/fail performance goal is specific to establishment of a model along with financial targets, goals and actions, which is effective in the identification and tracking of operating margin improvement.

(7)	This performance goal is specific to expanding WEX's ability to offer, process, support and service Virtual Cards, and is measured by Online Travel Agency (OTA) spending via these cards.
(8)	This performance goal is specific to WEX's efforts to expand its global fuel footprint by partnering with key oil company relationships in strategic regions.
(9)	This performance goal is specific to optimizing the integration of Fleet One and is measured by achievement relative to adjusted EBITDA financial goals.
(10)	Cross-sell leads are defined as selling a new product offering into our existing customer base.

We have generally used adjusted net income and revenue adjusted for fuel prices and the impact of acquisitions as performance measures in our STIP. They represent key areas of focus for continued growth and stockholder return. The inclusion of Americas and International EBIT and Americas and International Revenue goals reflects our 2013 focus on diversifying our revenue streams and building out our international presence. The Strategic Ratio Targets, Global Virtual Card Expansion & OTA Spend, Follow the Majors, FleetOne Integration / Optimization and Cross Selling goals reinforced key performance deliverables for 2013.

2013 Executive Compensation Overview
Base Salary. Base salary is provided at a competitive level in order to attract and retain key talent and is reviewed annually. Annual adjustments to base salary are made based on a review of both the individual performance assessed by the CEO and reported to the Committee by management and the location of the executive officer's current base salary in the target range provided by PM&P. In addition to other annual adjustments, the following occurred in 2013:

•	Mr. Elder received an increase of $30,000 (or 10.7%) as a market adjustment to reflect his continued growth in the role of Senior Vice President and Chief Financial Officer

•	Ms. Smith received an increase of $21,302 (or 5.4%) upon her promotion to President in April of 2013
Following these increases, the NEOs were, on average, positioned near the market 50th percentile of the market data provided by our consultants.
Annual Incentive Compensation. The short-term annual incentive compensation program (STIP) is an annual bonus opportunity for employees at all levels of the organization who generally share the same key goals, other than those on commission and departmental incentive plans. The actual payouts of the STIP are contingent upon Committee-approved financial performance goals. For the executive officers, a performance-based bonus focuses management on our fiscal year financial results and strategic initiatives approved by the Committee at the beginning of each year.
At the target level of performance, named executive officer STIP payouts would be, on average, positioned within 15% of the median total cash compensation of the market composite identified by PM&P. At the maximum level of performance, which would represent performance that significantly exceeded target goals, STIP payouts would be at or above the 75th percentile of this market composite. If we fail to meet the threshold level goals as defined by the Committee, the executive officers receive no payout under the STIP. In 2013, the Company was required to achieve threshold results for Adjusted Net Income in order for any portion of the STIP to be paid to any employees, including the executive officers.
Each year, management proposes performance level goals based on estimated achievability and current factors supporting or inhibiting achievement. The goals for 2013 were approved by the Committee in March 2013 and progress toward these goals was reported by the CEO to the Board of Directors throughout the year.

Named executives received 2013 STIP bonus targets and payment based on performance achievement outlined in the chart below:

Named Executive Officer	Eligible Earnings(1)	Percentage of Eligible Earnings at Threshold	Percentage of Eligible Earnings at Target	Percentage of Eligible Earnings at Maximum	Actual Percentage of Eligible Earnings Paid	Actual Award
Michael E. Dubyak	$592,111	25.0%	100.0%	200.0%	121%	$714,678
Steven A. Elder	$305,385	13.75%	55.0%	110.0%	66%	$202,730
Melissa D. Smith(2)	$441,807	19.1%	76.3%	152.5%	85%	$374,297
David D. Maxsimic	$370,000	18.75%	75.0%	150.0%	110%	$407,370
George W. Hogan	$288,725	11.25%	45.0%	90.0%	53%	$152,014

(1)	STIP Eligible Earnings include total gross pay for the applicable plan year excluding salary or wages classified by the Company as disability pay, commission/incentive pay and bonuses.
(2)
Ms. Smith's STIP bonus target was increased from 75% of eligible earnings to 80% upon her promotion to President; the percentage of eligible earnings statistics above reflect a pro-ration based on this mid-year increase.

Long-Term Incentive Compensation. The Company provides long-term equity-based incentives through the LTIP. Grants under the LTIP have generally been provided as a mix of PSUs, which vest from 0% to 200% based on the achievement of performance goals and RSUs, which vest based on the passage of time. The metric used to determine the vesting of PSUs has generally been the achievement of adjusted net income targets and/or revenue targets set by the Committee. PSUs and RSUs generally vest over a three or four year period of employment. Executive overall compensation is weighted more heavily toward equity than cash as compared to non-executive employees.
The 2013 LTIP was implemented pursuant to our 2011 Equity and Incentive Plan which allows us to grant employees and directors stock options, stock awards (including restricted stock units), stock appreciation rights, performance-contingent awards and other awards. Eligible participants include executive officers and other selected employees in the Company. Each of the executive officers received a grant in 2013 through the LTIP.
The Committee grants stock awards at the fair market value of the stock at the time of grant. In determining the size of equity grants to executive officers, the Committee considers the peer group and survey data described above. The Committee also reviews potential equity ownership as a percentage of shares outstanding for each executive versus comparable positions within the peer group. Management does not grant awards without Committee approval. With the exception of limited grants to newly hired associates, grants are generally awarded in the first quarter of each year.
2013 LTIP. In March 2013, executive LTIP award targets for the annual grant were set after consideration of the data provided by PM&P. The 2013 LTIP was designed to support our long-term strategic plan and reward each of the NEOs for his or her contribution to the achievement of plan goals in 2013. NEO equity grants were 60% PSUs and 40% RSUs. The RSUs in the 2013 LTIP vest equally over three years on the anniversary of the grant date. The PSUs also vest, assuming performance criteria are met, in equal annual installments over three years on the anniversary of the grant date.
Mr. Dubyak’s 2013 equity grant value was larger than the other NEOs' equity grant value due to the scope of his role as Chairman and CEO. In determining the appropriate level for each of the named executive officer grants, the Committee reviewed a range of values provided by PM&P with the midpoint of the range being a blend of peer data and market data.
In 2013, the Company was required to achieve threshold results for adjusted net income in order for any portion of the LTIP to be paid to any employees, including the executive officers. This threshold was $138,742,000.
The following table illustrates performance objectives and final payout rate, which are also sometimes referred to as the "conversion levels" of 2013 LTIP PSUs to shares of Company common stock for NEOs other than Mr. Maxsimic:

Company Goals	Weight	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2013 Earned Payout Factor(2)
Adjusted Net Income(3)	40%	$138,742,000	$173,427,000	$197,707,000	$178,987,000	123%
PPG Adjusted Revenue(4)	60%	$630,500,000	$741,765,000	$778,853,000	$709,970,000	71%
PSU Conversion based on 2013 performance						92%

(1)	Result as determined under the 2013 WEX Inc. Long-Term Incentive Program.
(2)
Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)
Adjusted Net Income means Adjusted Net Income as reported in the Corporation's Form 10-K reporting the Corporation's results for the performance period and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges. The Compensation Committee may exercise discretion to include all or part of an item of loss or expense.

(4)
PPG Adjusted Revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2013 revenue goals and revenue results were adjusted to a PPG of $3.50 US for the purposes of calculating 2013 LTIP PSU conversion levels.

Mr. Maxsimic's 2013 LTIP PSUs used performance objectives specific to our international performance. The following table illustrates performance objectives and final payout rate, which are also sometimes referred to as the "conversion levels" of 2013 LTIP PSUs to shares of Company common stock for Mr. Maxsimic:

Company Goals	Weight	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2013 Earned Payout Factor(2)
International EBIT(3)	40%	$15,368,000	$19,210,000	$20,555,000	$20,589,000	200%
International PPG Adjusted Revenue(4)	60%	$76,318,000	$89,786,000	$92,929,000	$82,743,000	49%
PSU Conversion based on 2013 performance						109%

(1)	Result as determined under the 2013 WEX Inc. Long-Term Incentive Program.
(2)
Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)	EBIT is Earnings before Interest and Taxes and any allocations of corporate expenses to the business unit and is calculated consistently with Adjusted Net Income.
(4)
PPG Adjusted Revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2013 revenue goals and revenue results were adjusted to a PPG of A$1.43 (per liter) Australian for the purposes of calculating Mr. Maxsimic's 2013 LTIP PSU conversion levels.

Given the goals of the 2013 LTIP, if the maximum level of PSUs had become vested as a result of the performance of the Company, the Committee believes the total compensation provided to the NEOs would reflect an appropriate pay-for-performance alignment.
2013 FleetOne Integration Long-Term Incentive Program. In March 2013, the Committee approved a special one-time incentive of 6,369 PSUs for Mr. Hogan designed to support our objective of maximizing the synergies available to the Company through the Fleet One acquisition. PSUs are earned under this award based on achievement relative to specific business unit hurdles, with 50% of the award subject to 2013 performance and 50% subject to 2014 performance.
The following table illustrates the performance objectives and final payout rate of the 2013 FleetOne Integration Long-Term Incentive Program PSUs to shares of Company common stock for NEOs for Mr. Hogan:

Company Goals	Weight	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2013 Earned Payout Factor(2)
FleetOne PPG Adjusted Revenue(3)	30%	$54,700,000	$64,400,000	$77,300,000	$64,790,000	103%
FleetOne Adjusted EBITDA(4)	40%	$19,030,000	$24,000,000	$30,230,000	$27,463,000	156%
FleetOne Run-Rate Synergy Savings(5)	30%	$2,400,000	$3,000,000	$6,000,000	$5,219,000	174%
PSU Conversion based on 2013 performance						145%

(1)	Result as determined under the 2013 FleetOne Integration Long-Term Incentive Program.
(2)
Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)
PPG Adjusted Revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2013 revenue goals and revenue results were adjusted to a PPG of $3.50 US for the purposes of calculating 2013 FleetOne Integration Long-Term Incentive Program PSU conversion levels.

(4)	Adjusted EBITDA is defined as 2013 deal model EBITDA of $27.8M adjusted by synergy savings, synergy costs, and integration costs, totaling $3.8M for 2013.
(5)	Synergy target for 2014 based on deal model and represents net synergy savings that are $3.0M incremental to 2013.
Based on 2013 performance, 145% of the PSUs subject to 2013 performance have been earned and vested on March 28, 2014.
The remaining 50% of PSUs are subject to 2014 goals for FleetOne EBITDA, revenue and synergy savings.
Other 2013 RSU Awards. In recognition of the promotion and the growing scope of responsibility of Ms. Smith, as well as in accordance with the Board’s succession planning process, the Committee approved certain other awards of RSUs to NEOs in 2013.
In May of 2013, the Company granted Mr. Dubyak 23,415 RSUs, having a value of $1.7 million on the grant date, which will vest on December 30, 2014, subject to conditions specified in his Transition Agreement.
In May of 2013 the Company also granted Ms. Smith 2,754 RSUs, having a value of $200,000 on the grant date in recognition of her promotion to President. These awards will vest in November of 2014.

2014 Growth Grant. From time to time, the Committee has supplemented annual grants with additional awards of equity in order to incent the achievement of long-term strategic goals. In March of 2014, the Committee approved awards of PSUs to key employees, including Ms. Smith and Messrs. Elder, Maxsmic and Hogan. This 2014 Growth Grant is intended to reward and retain key employees driving long term strategic plan and operational deliverables in support of our next phase of growth.
The PSUs will vest in March of 2017, if at all, based on performance against 2016 PPG Adjusted Revenue (weighted 60%) and 2016 Adjusted Net Income (weighted 40%) performance hurdles. The actual PSU award payout with respect to the 2014 Growth Grant will be made in shares of our common stock and can range from 0% to 200% of the target number of performance share units awarded.
Awards are subject to a share price cap, such that the number of shares paid will be reduced if the price of the shares when paid exceeds 200% of the price of the shares on the first day of the date of grant. The price on the date of grant was $92.07.
The Committee considered input from its consultant in developing the design and size of these awards, including dynamic pay modeling that considered possible pay outcomes relative to our peer group companies across a variety of performance scenarios. Given the degree of rigor embedded in the 2014 Growth Grant performance hurdles, the Committee believes the total compensation provided to NEOs from this award in conjunction with our other compensation vehicles will support an appropriate pay-for-performance alignment over time.
Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the amount of compensation that WEX may deduct in any one year with respect to its CEO and the other three officers (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. WEX receives no federal income tax deduction for any compensation that is (a) over $1 million and (b) is not performance-based as defined under Section 162(m). The STIP as well as the PSU component of our LTIP are generally intended to provide tax-deductible compensation. The time-based RSU component of our LTIP and discretionary cash bonuses, if any, are not considered performance-based under Section 162(m). The Committee may approve compensation that is not considered performance-based under Section 162(m) when it believes that such compensation is appropriate and consistent with our goal of building long-term stockholder value.
Executive Officer Equity Ownership Guidelines. We believe executive ownership of Company securities demonstrates a commitment to continued success and aligns the efforts of our executives with stockholders. The Committee established equity ownership guidelines for all executive officers in October 2005 and subsequently increased the holding requirements in December 2010. "Equity," for the purposes of executive officer ownership guidelines, includes shares of our common stock and ownership interests in the WEX Common Stock Fund held in the Company’s 401(k) Plan. It does not include any RSUs or PSUs prior to their vesting and conversion to shares of stock.
These equity ownership guidelines require the CEO to hold securities equal in value to at least 4 times her annual base salary, Executive Vice Presidents to hold 2.5 times their annual base salaries and all other executive officers to hold 1.5 times their annual base salaries. Beyond these ownership guidelines, the Company does not have a policy specifying a minimum period of time an executive must hold some or all of the Company shares obtained upon exercise of options or vesting of stock units. The policy requires newly appointed officers to achieve their required ownership within three years of appointment.
The annual measurement date under the guidelines is July 31 of each year. For 2013, all NEOs held securities with value equal to the guidelines.
Employment Agreements. The Company provides employment agreements, which include severance and change of control benefits, to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. In addition, our employment agreements contain non-compete, non-solicitation, non-disparagement and non-disclosure provisions which protect the Company in the event that an executive terminates his or her employment. These employment agreements represent competitive severance and change of control benefits based on an analysis conducted and reviewed by the Committee annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Committee. The specific material provisions of these contracts are discussed in the "Employment Agreements, Severance and Change of Control Benefits" section of this proxy.
Hedging Policy. As part of our insider trading policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as short sales "against the box" and purchases or sales of puts, calls, or other "derivative securities" involving the Company’s stock.

Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, we can recoup the amount of improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues guidance as to the required elements of such a policy to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the SEC regulations are issued.
Benefits and Perquisites. We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan. In 2013, the Company also paid for airfare and travel-related costs for Mr. Maxsimic's spouse to accompany him while he traveled internationally on company-related business.
Nonqualified Deferred Compensation. The Company administers an Executive Deferred Compensation Plan, or EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of annual incentive compensation. The Company provides a match of up to 6 percent of the participant’s annual incentive compensation deferred into the EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP generally mirror those used in the 401(k) Plan.
Each of the named executives serving in his or her role at the time of election who was eligible to participate chose to defer a portion of his or her 2013 bonus into the EDCP in 2014.
Prior to our initial public offering, we offered the WEX Inc. Supplemental Investment and Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Mr. Dubyak and Ms. Smith have balances in this plan, which continue to earn investment returns based on the funds they selected. These investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts. No other executive officers participated in the SERP when it was an active plan.
Travel. Directors and executive officers, when traveling on WEX business, are reimbursed for their travel costs. No personal travel for directors or executive officers was reimbursed in 2013.
The aggregate value of all perquisites received by each of the executive officers in 2013 is detailed in the footnotes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The compensation committee is comprised entirely of independent directors as determined by the Board of Directors in accordance with its independence guidelines, the applicable listing standards of the New York Stock Exchange and Rule 10C-1 under the Exchange Act.
The compensation committee is responsible for review and oversight of executive and board compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. In connection with that responsibility, the compensation committee reports to the Board on the Company's activities at each meeting of the Board. The compensation committee charter, which describes in detail the purpose, structure, membership, authority, responsibilities, procedures and administration of the compensation committee is available on the Company's website.
The compensation committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.
THE COMPENSATION COMMITTEE

Shikhar Ghosh, Chair
Kirk P. Pond
Regina O. Sommer
Jack VanWoerkom

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael E. Dubyak(6)	2013	$592,111	—	$3,399,928	—	$714,678	$1,368	$46,143	$4,754,228
Chairman, President and Chief Executive Officer	2012	$589,458	—	$1,299,990	—	$518,546	$21,839	$56,097	$2,485,930
	2011	$560,529	—	$1,336,660	—	$689,132	$13,462	$68,672	$2,668,455

Steven A. Elder	2013	$305,385	—	$399,963	—	$202,730	—	$25,405	$933,483
Senior Vice President and Chief Financial Officer	2012	$272,308	—	$224,997	—	$131,752	—	$22,091	$651,148
	2011	$214,294	—	$164,512	—	$118,180	—	$11,126	$508,112

Melissa D. Smith(7)	2013	$441,807	—	$749,889	—	$374,297	$17,257	$31,676	$1,614,926
President, The Americas	2012	$426,777	—	$529,968	—	$276,518	$9,578	$34,830	$1,277,671
	2011	$390,901	—	$585,558	—	$335,325	$603	$44,691	$1,357,078

David D. Maxsimic	2013	$370,000	—	$434,936	—	$407,370	—	$40,435	$1,252,741
President, International	2012	$359,451	—	$334,954	—	$240,622	—	$33,034	$968,061
	2011	$332,877	—	$439,270	—	$305,958	—	$45,428	$1,123,533

George W. Hogan(8)	2013	$288,725	—	$749,943	—	$152,014	—	$19,119	$1,209,801
Senior Vice President, IT and Chief Information Officer	2012	$287,432	—	$249,961	—	$117,781	—	$13,559	$668,733
	2011	$265,659	—	$257,050	—	$147,059	—	$21,284	$691,052

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the company's 401(k) plan and Executive Deferred Compensation Plan.
(2)
The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2013, 2012, and 2011, respectively, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2013, 2012, and 2011, included in the Company's Annual reports on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014, March 1, 2013, and February 28, 2012, respectively. For PSUs granted in March 2013, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2013 awards at the grant date assuming that the highest level of performance conditions was achieved was $2,039,873, $479,924, $659,876, $521,861 and $1,299,905 for Mr. Dubyak, Mr. Elder, Ms. Smith, Mr. Maxsimic and Mr. Hogan, respectively. The value of the 2012 awards at the grant date assuming that the highest level of performance conditions was achieved was $1,559,988, $269,971, $635,937, $401,868, and $299,953 for Mr. Dubyak, Mr. Elder, Ms. Smith and, Mr. Maxsimic and Mr. Hogan, respectively. The value of the 2011 awards at the grant date assuming that the highest level of performance conditions was achieved was $1,603,992, $197,414, $462,690, $407,167 and $308,460 for Mr. Dubyak, Mr. Elder, Ms. Smith, Mr. Maxsimic and Mr. Hogan respectively.

(3)
The amounts shown reflect the cash incentive awarded in March 2014 for 2013 Short-Term Incentive Program results, March 2013 for 2012 Short-Term Incentive program results, and March 2012 for 2011 Short-Term Incentive Program results and include amounts contributed by each Named Executive Officer on a pre-tax basis to the Company's Executive Deferred Compensation Plan.

(4)	The amounts shown reflect Supplemental Executive Retirement Account earnings.
(5)	The following table describes the elements that are represented in the "All Other Compensation" column for 2013 :

ALL OTHER COMPENSATION

Name	401(k) or Other Retirement Plan Employer Match ($)	EDCP Employer Match ($)	Other ($)		Total ($)
Michael E. Dubyak	$15,030	$31,113	—		$46,143
Steven A. Elder	$17,500	$7,905	—		$25,405
Melissa D. Smith	$15,085	$16,591	—		$31,676
David D. Maxsimic	$15,081	$14,437	$10,917	(9)	$40,435
George W. Hogan	$12,052	$7,067	—		$19,119

(6)
As part of the Company's management transition plan, Mr. Dubyak resigned as Chief Executive Officer effective January 1, 2014. Mr. Dubyak continues to serve as a director of the Company and as Executive Chairman of the Board.

(7)
Ms. Smith served as the Company's President from April 2013 to December 2013. Previously, Ms. Smith served as President, The Americas, from April 2011 to April 2013. Effective January 1, 2014, Ms. Smith assumed the role of Chief Executive Officer and was elected to the Board.

(8)
Mr. Hogan assumed the role of Senior Vice President and General Manager, Fleet Over-the-Road and Partner Channels effective January 1, 4012. Previously, he managed WEX's Fleet One operations effective July 31, 2013 through January 2014. Earlier still, Mr. Hogan served as the Senior Vice President and Chief Information Officer from November 2007 through May 2013.

(9)	In 2013, the Company paid for airfare and travel-related costs for Mr. Maxsimic's spouse to accompany him while he traveled internationally on company-related business.

2013 GRANTS OF PLAN-BASED AWARDS
The following table represents all plan-based awards granted to the named executive officers in 2013:

Name	Type of Award(1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael E. Dubyak	STIP	—		$148,028	$592,111	$1,184,222	—	—	—	—	—	—	—
	RSU	3/15/2013		—	—	—	—	—	—	8,692	—	—	$680,062
	PSU	3/15/2013		—	—		3,259	13,036	26,072	—	—	—	$1,019,937
	RSU	5/17/2013	(4)	—	—	—	—	—	—	23,415	—	—	$1,699,929
Steven A. Elder	STIP	—		$41,990	$167,962	$335,923	—	—	—	—	—	—	—
	RSU	3/15/2013		—	—	—	—	—	—	2,045	—	—	$160,001
	PSU	3/15/2013		—	—		766	3,067	6,134	—	—	—	$239,962
Melissa D. Smith	STIP	—		$88,361	$353,446	$706,892	—	—	—	—	—	—	—
	RSU	3/15/2013		—	—	—	—	—	—	2,812	—	—	$220,011
	PSU	3/15/2013		—	—	—	1,054	4,217	8,434	—	—	—	$329,938
	RSU	5/17/2013	(5)	—	—	—	—	—	—	2,754	—	—	$199,940
David D. Maxsimic	STIP	—		$69,375	$277,500	$555,000	—	—	—	—	—	—	—
	RSU	3/15/2013		—	—	—	—	—	—	2,224	—	—	$174,006
	PSU	3/15/2013		—	—		833	3,335	6,670	—	—	—	$260,930
George W. Hogan	STIP	—		$32,482	$129,926	$259,853	—	—	—	—	—	—	—
	RSU	3/15/2013		—	—	—	—	—	—	1,278	—	—	$99,991
	PSU	3/15/2013		—	—		479	1,917	3,834	—	—	—	$149,986
	PSU	3/28/2013	(6)	—	—	—	1,592	6,369	12,738	—	—	—	$499,967

(1)	All awards are granted under our 2010 Equity Incentive Plan.
(2)
PSUs granted on March 15, 2013 may convert to RSUs based on the achievement of predetermined performance goals for the Company's Adjusted Net Income and PPG Adjusted Revenue for 2013. Once converted to RSUs, these vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date.

(3)
RSUs granted on March 15, 2013 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(4)	Pursuant to Mr. Dubyak's Transition Agreement, or RSUs granted on May 17, 2013 vest on December 30, 2014, subject to conditions specified in the agreement.
(5)	RSUs granted to Ms. Smith on May 17, 2013 vest on November 14, 2014 pursuant to the award agreement.
(6)
PSUs granted to Mr. Hogan on March 28, 2013 may convert to RSUs based on the achievement of predetermined performance goals. 50% of the award vests on March 28, 2014 based on achievement of the 2013 performance metrics and 50% of the award vests on March 28, 2015 based on the achievement of the 2014 performance metrics.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END
The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Michael E. Dubyak	—	—	—	—	—	54,140	$5,361,484	13,036	$1,290,955

Steven A. Elder	4,898	—	—	$13.60	3/5/2017	5,356	$530,405	3,067	$303,725

Melissa D. Smith	5,910	—	—	$13.60	3/5/2017	14,578	$1,443,659	4,217	$417,610

David D. Maxsimic	—	—	—	—	—	7,863	$778,673	3,335	$330,265

George W. Hogan	—	—	—	—	—	5,516	$546,249	8,286	$820,563

(1)	The following Table shows the number of RSUs, by grant date, which have not yet vested as of December 31, 2013:

Name	March 10, 2011 (#)	May 19, 2011 (#)	March 28, 2012 (#)	March 15, 2013 (#)	May 17, 2013 (#)	Total (#)
Michael E. Dubyak	10,092	—	11,941	8,692	23,415	54,140
Steven A. Elder	1,243	—	2,068	2,045	—	5,356
Melissa D. Smith	2,911	1,232	4,869	2,812	2,754	14,578
David D. Maxsimic	2,562	—	3,077	2,224	—	7,863
George W. Hogan	1,941	—	2,297	1,278	—	5,516

Event Date	Stock Award Vesting Schedule
March 10, 2011	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
May 19, 2011	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 28, 2012	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 15, 2013	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 17, 2013	Vests in full on 12/30/2014 for Mr. Dubyak and 11/17/2014 for Ms. Smith

(2)	Reflects the value as calculated based on the closing price of the Company's common stock ($99.03) on December 31, 2013.

(3)
These amounts represent the number of PSUs granted assuming target performance conditions are met. The following table shows the PSUs, by grant date, where achievement of the performance conditions have not yet been determined as of December, 31, 2013:

Name	March 15, 2013 (#)	March 28, 2013 (#)	Total (#)
Michael E. Dubyak	13,036	—	13,036
Steven A. Elder	3,067	—	3,067
Melissa D. Smith	4,217	—	4,217
David D. Maxsimic	3,335	—	3,335
George W. Hogan	1,917	6,369	8,286
The PSUs granted on March 15, 2013 (to all NEOs excluding Mr. Maxsimic) converted to RSUs at 92% of target based on the achievement of predetermined performance goals for the Company's Adjusted Net Income and PPG Adjusted Revenue for 2013. The PSUs granted on March 15, 2013 to Mr. Maxsimic converted to RSUs at 109% of target based on the achievement of predetermined performance goals for International EBIT and PPG Adjusted Revenue for 2013. Half of the PSUs granted on March 28, 2013 converted to Company common stock at 145% of target based on the achievement of FleetOne Revenue, Adjusted EBITDA and Synergy Run-Rate for 2013. The remaining half may convert to Company common stock based on the achievement of predetermined performance goals for FleetOne Revenue, Adjusted EBITDA and Synergy Run-Rate for 2014.

2013 OPTION EXERCISES AND STOCK VESTED
The following table represents stock options exercised and stock vested in 2013 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Dubyak	43,838	$1,843,559	129,145	$9,799,847
Steven A. Elder	—	—	6,998	$533,379
Melissa D. Smith	5,370	$403,556	34,762	$2,635,519
David D. Maxsimic	—	—	23,145	$1,758,474
George W. Hogan	—	—	14,361	$1,092,079

2013 NONQUALIFIED DEFERRED COMPENSATION
The following table represents the amounts deferred by each of the named executive officers in the WEX Corporation Executive Deferred Compensation Plan, or EDCP, and the WEX Corporation Supplemental Investment & Savings Plan, or SERP. The EDCP and SERP, which was frozen to new contributions on December 31, 2004, are described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Michael E. Dubyak	SERP	—	—	$1,368	—	$367,567	(4)
	EDCP	$392,036	$42,881	$216,175	$31,561	$1,904,420
Steven A. Elder	EDCP	$20,273	$12,163	$10,681	—	$83,950
Melissa D. Smith	SERP	—	—	$17,257	—	$85,919	(4)
	EDCP	$22,458	$22,458	$44,706	—	$330,487
David D. Maxsimic	EDCP	$124,043	$24,442	$99,430	—	$815,374
George W. Hogan	EDCP	$142,822	$9,121	$15,562	—	$281,651

(1)
Participant contributions to the WEX Corporation EDCP are matched on annual incentive compensation payments only. WEX matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award.

(2)	The company does not pay above-market interest rates on non-qualified deferred compensation.
(3)
Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michael E. Dubyak	$177,633	$1,070,724	$278,856	$1,527,213
Steven Elder	—	$45,266	$27,159	$72,425
Melissa D. Smith	—	$118,757	$118,757	$237,514
David D. Maxsimic	$77,536	$389,057	$115,260	$581,853
George W. Hogan	—	$216,215	$42,476	$258,691

(4)	Includes the earnings and balance on December 31, 2013, of the SERP which is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

During the year ended December 31, 2013, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2013. The investment alternatives in the EDCP are the same as those available under our 401(k) plan with the exception of the BlackRock S&P 500 Index Fund. The comparable fund used in the 401(k), Merrill Lynch Equity Index Trust Tier 13, is a collective trust and cannot be used in a non-qualified plan such as the EDCP.

Rate of Return
SERP
Principal Global Investors Bond & Mortgage Securities	(1.27)%
Principal Global Investors Government & High Quality Bond	(1.44)%
Principal Global Investors Balanced	18.98%
Principal Global Investors LargeCap Growth	33.35%
Principal Global Investors LargeCap Value	30.28%
Principal Global Investors MidCap Blend	33.37%
Principal Global Investors Diversified International	17.90%
EDCP
The Oakmark Equity & Income Fund	24.25%
Davis New York Venture Fund Incorporated (Y)	34.88%
DWS RREEF Real Estate Securities Fund (A)	(0.44)%
American EuroPacific Growth Fund (R-4)	20.17%
Goldman Sachs Large Cap Value Fund	33.20%
Perkins MidCap Value Fund	25.67%
Prudential Jennison Small Comp	34.24%
ML Retirement Reserves	—%
Oppenheimer Developing Markets Fund (A)	8.65%
Victory Small Business Opportunity Fund (A)	32.91%
PIMCO Total Return Fund (A)	(2.17)%
Principal High Yield Fund	7.00%
Goldman Sachs Growth Opportunities Fund	32.38%
MainStay Large Cap Growth Fund	36.94%
BlackRock S&P 500 Index Fund	32.21%
WEX Inc. Common Stock Fund	31.39%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL BENEFITS
The Company provides employment agreements which include severance and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by PM&P and reviewed by the Compensation Committee.
The Compensation Committee reviews these agreements annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Compensation Committee.
The agreements contained the following provisions as of December 31, 2013:

	Mr. Dubyak(1)	Ms. Smith	Mr. Maxsimic(2)	Mr. Hogan	Mr. Elder
Basic Severance Benefit
Severance Payment	2x (base salary plus target bonus)	1x (base salary plus target bonus)		1x (base salary)	0.5x (base salary)
Accelerated Vesting of Equity	2 years	1 year		None
Health Benefit Continuation	1 year			None
Change of Control (CoC)(3) Severance Benefit Double Trigger: requires CoC and loss of comparable position)
Severance Payment	3x (base salary plus target bonus)	2x (base salary plus target bonus)
Accelerated Vesting of Equity	100 percent
Health Benefit Continuation	3 years	2 years
Other Agreement Provisions
280G Gross Up	Yes	None
Non-Compete(4)	2 years for without cause termination and constructive discharge with or with CoC; 1 year otherwise	2 years for without cause termination and constructive discharge with CoC; 1 year otherwise			2 years for CoC; not specified for other scenarios
Non-Solicitation(5)
Non-Disparagement(6)
Non-Disclosure(7)	Indefinitely
(1)
In the event any payment or distribution to Mr. Dubyak under his employment agreement is determined to be subject to additional taxes under Section 280G of the Internal Revenue Code, he is entitled to receive a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest. The decision to provide Mr. Dubyak with a 280G gross up was made at the time his agreement was executed in October 2005, after reviewing the standard provisions of agreements for executives at his level. The terms of these agreements continue from their original execution dates; no affirmative action was taken to renew the terms of the agreements.

(2)
On April 6, 2011, Mr. Maxsimic signed an Executive Retention Agreement with the Company pursuant to which Mr. Maxsimic agreed to enhanced non-competition and non-solicitation obligations for up to two years following the termination of his employment for any reason (the "Restricted Period"). As of December 31, 2013, the restricted period in the agreement reverted back to the restricted period in the employment agreement.

(3)
"Change of control" means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from performing any acts which advance the interests of any existing or prospective competitors of WEX during the period specified in the agreement.

(5)
Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from soliciting customers or employees to terminate their relationship with the Company.

(6)
Each of the employment agreements signed by the executive officers contains a provision which restricts them from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(7)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
The following chart shows the payments to each named executive officer which would be made as a result of possible termination scenarios assuming each had occurred on December 30, 2013.

Named Executive Officer	Voluntary Termination or Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control With Termination ($)	Disability ($)	Death ($)
Michael E. Dubyak
Acceleration of Equity Awards (1)	—	$5,933,581	$6,652,439	—	$6,652,439
Salary and Benefits Continuation	—	$1,195,323	$1,810,715	—	—
Short Term Incentive Program	—	$1,184,222	$1,776,333	$592,111	$592,111
Non-Qualified Plan(2)	$2,014,703	$2,014,703	$2,014,703	$2,014,703	$2,014,703
280G Gross-up	—	—	—	—	—
Total	$2,014,703	$10,327,829	$12,254,190	$2,606,814	$9,259,253
Steven A. Elder(3)
Acceleration of Equity Awards (1)	—	—	$834,130	—	$834,130
Salary and Benefits Continuation	—	$155,000	$653,870	—	—
Short Term Incentive Program		—	$341,000	—	—
Non-Qualified Plan(2)	$51,514	$51,514	$51,514	$51,514	$51,514
Total	$51,514	$206,514	$1,880,514	$51,514	$885,644
Melissa D. Smith
Acceleration of Equity Awards (1)	—	$1,155,383	$1,861,269	—	$1,861,269
Salary and Benefits Continuation	—	$463,460	$926,920	—	—
Short Term Incentive Program	—	$360,000	$720,000	$360,000	$360,000
Non-Qualified Plan(2)	$371,490	$371,490	$371,490	$371,490	$371,490
Total	$371,490	$2,350,333	$3,879,679	$731,490	$2,592,759
David D. Maxsimic
Acceleration of Equity Awards (1)	—	$589,030	$1,108,938	—	$1,108,938
Salary and Benefits Continuation	—	$387,189	$774,378	—	—
Short Term Incentive Program	—	$277,500	$555,000	$277,500	$277,500
Non-Qualified Plan(2)	$689,089	$689,089	$689,089	$689,089	$689,089
Total	$689,089	$1,942,808	$3,127,405	$966,589	$2,075,527
George W. Hogan
Acceleration of Equity Awards (1)	—	—	$1,366,812	—	$1,366,812
Salary and Benefits Continuation	—	$288,725	$611,829	—	—
Short Term Incentive Program	—	—	$259,853	—	—
Non-Qualified Plan(2)	$129,708	$129,708	$129,708	$129,708	$129,708
Total	$129,708	$418,433	$2,368,202	$129,708	$1,496,520

(1)	For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 31, 2013, being $99.03.
(2)	As used in this table, Non-Qualified Plan Payout includes the participants' balances in their EDCP and SERP accounts.
(3)
Mr. Elder is covered by the WEX Severance Plan for Officers which provides for 26 weeks of base pay for Executive Vice Presidents and Senior Vice Presidents who have been employed with the Company for a minimum of six months upon any termination without cause. On April 13, 2012, Mr. Elder executed a Change in Control Agreement pursuant to which, following a without cause termination or a constructive discharge (both as defined in the agreement), within 90 days before a change in control (as defined in the agreement) and ending 365 days after a change in control (as defined in the agreement), he will receive (i) a cash payment equal to the sum of his then current base salary plus his then current target incentive compensation award, multiplied by 200%, payable, at the company's option, in either one lump sum, equal installments not less frequently than once per month over a twelve month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve month period, and (ii) any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and any unreimbursed business expenses. In addition, upon such termination, those outstanding and unvested stock options and unvested RSUs held by Mr. Elder of the date of termination will immediately become vested. In addition, the Company shall pay to Mr. Elder in a lump sum an amount equal to the present value of the Company's share of the cost of medical and dental insurance premiums for a 24 month period.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about shares of common stock that may be issued under the Company's equity compensation plans as of December 31, 2013. The Company's only equity plan, the 2010 Equity and Incentive plan, has been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (#)	Weighted-Average Exercise Price of Outstanding Options (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by Company security holders	552,170	13.59	3,756,000

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of the reports and written representations submitted to us, we believe that during 2013 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which WEX is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board's Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person's interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company's best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company's annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company's charter or By-Laws.
There were no relationships or related transactions in 2013 which required review under the policy.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT VOTING PROCEDURES
How is my vote counted?
You may vote "for" or "against" or "abstain" from voting on the proposals regarding the election of nominees for directors, the advisory vote on executive compensation and ratification of the independent registered public accounting firm. If you abstain from voting on the proposal regarding the nomination of directors, it will not count as a vote "for" or "against" the proposal. If you abstain from voting on the other proposals, it will have the same effect as a vote "against" the proposal.
If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the four named nominees for director

•	for the approval of the company’s executive compensation,

•	for the ratification of Deloitte & Touche LLP as the auditors, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
What if I do not vote?
The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other nominee, who is the holder of record, may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, under stock exchange rules, if applicable, your bank, broker or other nominee will be able to vote your shares in its discretion regarding the ratification of the Company's independent auditors. However, under stock exchange rules, if applicable, your bank, broker or other nominee will not be able to vote your shares in its discretion in the election of directors or the advisory vote on executive compensation. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.

What if I change my mind after I submit my proxy?
If your stock is registered in your name, you may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting
If you hold your stock in "street name," you should follow the instructions provided by your bank, broker or other nominee.
Your attendance at the meeting alone will not automatically revoke your proxy.
What happens if a director nominee is unable to stand for election?
The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than four nominees.
What constitutes a quorum?
In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.
Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
How many votes are needed to approve advisory vote on executive compensation and to ratify the selection of the independent registered public accounting firm?
The affirmative vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote is required for the approval of the advisory vote on executive compensation and approval of the ratification of the selection of the independent registered public accounting firm. An abstention will be included in the denominator for purposes of determining the number of affirmative votes required for approval. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.
How many votes are required for the election of directors?
Under our By-Laws, a nominee will be elected to the Board of Directors if the votes cast "for" the nominee's election exceed the votes cast "against" the nominee's election, with absententions and "broker non-votes" not counting as votes "for" or "against". If an uncontested incumbent director nominee receives a majority of votes "against" his election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote(based on the recommendation of a committee of independent directors). We will publicly disclose the Board of directors' decision and its reasoning with regard to the offered resignation.
What is the effect of not submitting my proxy if my shares are held in the WEX Inc. Employee Savings Plan?
The trustee for the WEX Inc. Employee Savings Plan, which is often referred to as the 401(k) plan, will not vote the shares of participants who do not give specific instructions as to how those shares should be voted. As a result, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
What does it mean if I receive more than one proxy card?
It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.
Where do I find voting results of the meeting?
We will announce preliminary voting results at the annual meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy electronically on our website or through the SEC's "EDGAR" website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Who pays the cost for proxy solicitation?
The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has hired AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC ("Phoenix"), to assist it in preparing for its annual meeting. The Company will bear the entire cost of Phoenix, including the payment of fees of approximately $6,000, plus reasonable expenses and other incremental charges, for its services. Although the Company does not presently intend to use Phoenix to solicit votes, employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. To the extent the Company deems it advisable, it will ask Phoenix to also solicit votes. Employees do not receive additional compensation for soliciting proxies. The Company will use Phoenix to advise it in connection with assessing the impact of the votes cast during the solicitation period.
How do I submit a stockholder proposal or director nominee for next year’s annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2015 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 20, 2014. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 16, 2015, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 annual meeting of stockholders.
If a stockholder wishes to present a proposal before the 2015 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received not earlier than January 16, 2015, nor later than February 15, 2015. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 16, 2015, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company's By-Laws contain specific procedural requirements regarding a stockholder's ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wexinc.com, under the Corporate Governance tab.
For next year's annual meeting of stockholders, the persons appointed by proxy to vote stockholders' shares will vote those shares according to their best judgment on any stockholder proposal the Company receives after February 15, 2015.
What is "householding"?
"Householding" means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their consent and certain other conditions are met.
Some households with multiple stockholders already may have provided the Company with their consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.
We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:
WEX Inc.
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.
What is meant by "incorporation by reference"?
"Incorporation by reference" means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled "Audit Committee Report" and the "Compensation Committee Report," of this proxy statement and the information regarding the

Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company's common stock.
How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?
Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:
WEX Inc.
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wexinc.com
- or -

•	call the Investor Relations department at (866) 230-1633
If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please contact our Investor Relations office.
If you require copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wexinc.com or contact our Investor Relations office.
How do I request a copy of your annual report on Form 10-K?
We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

April 18, 2014
SOUTH PORTLAND, MAINE

ANNUAL MEETING OF STOCKHOLDERS OF

WEX INC.

May 16, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING TO BE HELD ON MAY 16, 2014:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at http://ir.wexinc.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333030300000000 0 051614

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each nominee.

1. Election of Directors: To elect four directors for three-year terms.

	FOR	AGAINST	ABSTAIN
Michael E. Dubyak	☐	☐	☐
Eric Duprat	☐	☐	☐
Ronald T. Maheu	☐	☐	☐
Rowland T. Moriarty	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

2. To approve, in an advisory (non-binding) vote, the compensation of our named executive officers. ☐ ☐ ☐

The Board of Directors recommends a vote FOR Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.